Exhibit 99.1

Event ID: 3950279

Culture: en-US

Event Name: Q3 FY 2012 Mosaic Company Earnings Conference Call

Event Date: 2012-03-29T13:00:00 UTC

P: Operator;;

C: Laura Gagnon;The Mosaic Company;VP, IR

C: Jim Prokopanko;The Mosaic Company;President and CEO

C: Larry Stranghoener;The Mosaic Company;EVP and CFO

P: Jacob Bout;CIBC World Markets;Analyst

C: Rick McLellan;The Mosaic Company;SVP — Commercial

P: Dan Jester;Citigroup;Analyst

P: Mark Connelly;Credit Agricole Securities;Analyst

P: Olga Guteneva;JPMorgan Securities Inc.;Analyst

P: Elaine Yip;Credit Suisse;Analyst

P: Edlain Rodriguez;Lazard Capital Markets;Analyst

P: Don Carson;Susquehanna Financial Group;Analyst

P: Ben Isaacson;Scotiabank;Analyst

C: Rich Mack;The Mosaic Company;EVP, General Counsel and Corporate Secretary

P: James Sheehan;Deutsche Bank;Analyst

P: Joel Jackson;BMO Capital Markets;Analyst

P: Ted Drangula;Morgan Stanley;Analyst

P: Michael Piken;Cleveland Research Company;Analyst

P: Andy Cash;UBS;Analyst

C: Joc O’Rourke;The Mosaic Company;EVP of Operations

P: Lindsay Drucker Mann;Goldman Sachs;Analyst

P: Mark Gulley;Gulley & Associates;Analyst

P: Chris Perella;BofA Merrill Lynch;Analyst

P: Charles Neivert;Dahlman Rose & Co.;Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s third-quarter earnings conference call. (Operator Instructions). Your host for today’s call is Laura Gagnon, VP, Investor Relations of the Mosaic Company. Ms. Gagnon, you may begin.

Laura Gagnon: Thank you, and welcome to our third-quarter fiscal year 2012 earnings call. Presenting today will be Jim Prokopanko, President and Chief Executive Officer and Larry Stranghoener, Executive Vice President and Chief Financial Officer.

We also have members of the Senior Leadership Team available to answer your questions after our prepared remarks: Joc O’Rourke, Executive Vice President — Operations; Rich Mack, Executive Vice President, General Counsel and Corporate Secretary; and Rick McLellan, Senior Vice President — Commercial.

After my introductory comments, Jim will share our views on Mosaic’s results as well as current and future market conditions. And Larry will discuss key drivers of the segment results as well as provide insight into future raw material costs. The presentation slides we are using during the call are available on our website at mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include but are not limited to statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date, March 29, 2012, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued yesterday and in our reports filed with the Securities and Exchange Commission. Now I’d like to turn it over to Jim.

Jim Prokopanko: Thanks, Laura, and welcome, everyone. While we faced market headwinds during the third quarter, our accomplishments in this period reflect Mosaic’s ongoing business strength and our great capacity for execution. We reached a settlement agreement with respect to our South Fort Meade permit litigation, which was approved by the courts yesterday, March 28. We expect to be at full production at South Fort Meade in the first fiscal quarter of 2013. Our investments to expand capacity of both potash and MicroEssentials® remain on track and on budget.

Our operational excellence programs continue to bear fruit with newly identified initiatives in potash having already exceeded $60 million in potential benefits. And in phosphates we have had record year-to-date production at our Four Corners mine, and our Wingate mine performed at record levels in January.

As well, we have continued to take steps to realize the value of our exceptionally strong balance sheet by increasing our regular annual dividend by 150% to $0.50 per share.

In Phosphates, we saw an acceleration of sales in both our future price deferred programs and other sales programs after phosphate pricing in North America bottomed in January.

In Potash, we are just beginning to see the pickup in sales. Lower potash sales were reflected in both our reduced third-quarter guidance and our final results. That said, we have product positioned in the marketplace ready for growers to apply in anticipation of what we expect to be a strong North America spring season. I’ll provide more thoughts on this topic shortly.

We’ve seen resolution of some major uncertainties that have been impacting market sentiment.

The changes to the Indian crop nutrient subsidy are now known, although there remains some uncertainty as to the ultimate demand impact. Even with the announced cuts in subsidies, fertilizer prices on the farm may actually decline depending upon the impact of the Indian currency and the recent decline in spot prices for DAP FOB Tampa.

Our forecasts for Indian DAP shipments reflect this and are expected to rebound 4% during the Indian 2012-2013 fiscal year.

As announced last week, Canpotex and our Chinese customers have reached agreement on a new first-half 2012 contract for delivery of 500,000 tonnes in the second calendar quarter, with a customer option for an additional 200,000 tonnes in the same period. The price is unchanged from the previous contract. This contract resolves another uncertainty with respect to the near-term potash global supply and demand outlook.

Finally, we saw ammonia spot prices decline dramatically this quarter. These events demonstrate that the near-term challenges are diminishing while both the near- and long-term outlook remains positive.

We continue to expect a strong spring season in North America and significantly improved fourth-quarter financial performance. Farm economics remain compelling. The December 2012 corn price is around $5.40 per bushel, which is higher than similar contracts in three of the past four years at this point in the season.

Soybean prices have also rebounded, up about $1.00 per bushel since January as the two grains compete for planted acreage. We’re estimating another year of high farm income in North America, the second highest on record, and strong farm economics around the world.

This is truly a global market, with non-U.S. events capable of driving grain and oilseed pricing even higher. In the current year, we’re seeing heat and drought in South America impacting the prices for corn and soybeans. As always, grain and oilseed price trends will have a significant impact on farm economics and our business outlook.

Nutrients remain very affordable. We fully expect the necessary nutrients will be applied to maximize yields this crop year, and we expect potash demand to accelerate very soon. At Mosaic, we have our potash stocks well-positioned to take advantage of emerging demand.

In addition, we are seeing an early start to applications in the northern corn belt, accelerating the pace of demand for all nutrients. Temperatures have been setting records, snow cover is gone and the fields are mostly dry. While it may be too early to think about planting spring crops, growers now have early access to their fields to apply the necessary crop nutrients.

Our fourth-quarter guidance reflects our favorable outlook for the spring season.

For Potash, we are expecting sales volumes to rebound to 1.7 million to 2.2 million tonnes. The average MOP selling price is expected to be down from the $453 average for the third quarter, solely reflecting changes in the mix of grades and geographies served.

For Phosphates, we’re expecting sales volume consistent with the third quarter. Pricing is expected to decline modestly but will likely be offset by similar declines in our raw material costs. As a result, we expect fourth-quarter margins in Phosphates to be roughly equal to the third quarter.

Now I’d like to turn it over to Larry to provide more insight into our segment results and raw material costs. Larry?

Larry Stranghoener: Thank you, Jim. Our results this quarter reflect the normal seasonality of our business as well as near-term challenges in potash volumes and phosphate raw material costs.

Consolidated revenues were down slightly, driven by a 27% decline in potash net sales, which offset a 13% increase in phosphate. Revenue growth in phosphates was primarily driven by sales volumes, which were up 9% and at the top end of our guidance range. Average realized DAP prices were about flat and within our guidance range.

MOP pricing was up a strong 27% year over year, toward the upper end of our range, but sales volumes were down 41%. We expect sales to accelerate as we move into the North American spring season.

The consolidated gross margin, at $522 million or 24% of sales, reflects the lower proportion of potash in the business mix during the quarter, an outcome of lower potash sales volumes.

In addition the phosphate margin of 16% reflects the peak ammonia pricing we saw from September through December, which is now flowing through our income statement. We continue to experience slightly higher costs from the 2011 Faustina ammonia plant outage, but the negative impact of this in cost of goods sold, net of a related insurance recovery in the same line, was immaterial at $2 million.

Earnings also included a number of notable items, which are detailed in our press release. Combined, these items negatively impacted pretax earnings by $48 million and earnings per share by $0.08.

Two of these items, the $13 million charge for the South Fort Meade settlement and the $20 million charge for retiring higher-cost debt stemmed from actions that will drive future positive benefits. The $29 million in benefits from insurance proceeds provides partial compensation for earlier higher costs associated with the Faustina outage.

Lastly, the $44 million in foreign currency transaction loss is a non-cash charge and was primarily driven by changes in the Canadian to U.S. dollar exchange rate.

I’ll move now to segment detail, starting with Potash. As the chart on the right shows, lower volumes were clearly the biggest driver of the year-over-year decline in Potash segment operating earnings. The 49% gross margin is slightly improved from the second fiscal quarter, although lower than the year-ago quarter. Higher Canadian resource taxes were driven by the significant year-over-year decline in capital expenditures as we wind down major projects at both Esterhazy and Belle Plaine.

The “Other” category in the waterfall chart reflects a prior-year benefit of $38 million from insurance proceeds, and, in the current period, higher plant costs due to both absorption and inflation, and higher brine management costs.

Note that third-quarter production volumes were similar to the second quarter, with the second quarter affected by the Colonsay turnaround and the third by our announced curtailments. We began the quarter with low inventories and produced more than we sold in order to position inventory to take advantage of emerging demand.

For Phosphates, year-over-year sales volume increased nine %. Sales volumes were strong for our third quarter, which is seasonally slow, at 2.6 million tonnes compared to 2.4 million tonnes last year. North American production volume was flat with last year, including the impact of our previously announced curtailments.

Gross margins declined to $259 million or 16% of sales, due primarily to the increase in raw material costs. As Jim indicated, we’ve seen declining raw material spot prices, which we expect to benefit our results in the fourth fiscal quarter. These cost declines should offset expected lower selling prices and leave gross margins flat in the mid-teens.

Over the past year, phosphate cost increases have been exacerbated by the delay at South Fort Meade and the Faustina plant outage. We have now largely put these issues behind us and continue taking actions to reduce costs, improve our operating performance and position this business for long-term success.

As shown on this bridge chart, year-over-year raw material costs lowered operating earnings by approximately $225 million, more than offsetting the price and volume-driven increases. Of the $225 million, $70 million was due to higher ammonia costs, $60 million to higher sulfur costs and $35 million to higher rock costs. The remaining increase in costs was primarily from components of our international blends that we purchased from third parties. These costs are passed through in higher end-product prices, with little impact to margins in the segment.

The next few slides will provide more detail on raw material cost trends starting with ammonia.

This historical look shows both the average spot price for ammonia as well as the price reflected in our cost of goods sold. It demonstrates the lag effect between purchases and realization. The average price of ammonia in our cost of goods sold in the third quarter was $589 per tonne. This higher cost includes the impact of purchases made in late calendar 2011 and the fact that we obtained only a partial benefit from our Faustina ammonia plant.

Ammonia market prices fell significantly in the third quarter, and this will benefit our fourth quarter cost of goods sold. In addition, we expect the full benefit from ammonia manufactured at Faustina.

Turning to sulfur, we expect a modest decline in fourth-quarter realized costs. Our average purchase price in the third quarter was $211 per long ton, and the most recent contract price was $172 per ton. These lower contract prices will be flowing through cost of goods sold later in the fourth quarter. Costs reflected in our P&L include $10 to $15 per ton in transformation, storage and transportation costs.

For rock, our average price per tonne was roughly flat with the second fiscal quarter. We expect rock costs to remain flat in the fourth fiscal quarter before declining in fiscal 2013 due to the ramp up of South Fort Meade.

For fiscal 2013, we expect our third-party rock purchases to range from 400,000 to 500,000 tonnes, less than 50% of our fiscal 2012 purchases.

Before I turn it back to Jim for his concluding comments, I want to spell out some revisions to our annual guidance.

For capital expenditures, we’ve narrowed the range, lowering the top end of the guidance from $1.9 billion to $1.7 billion. We have not revised either our SG&A guidance or our effective tax rate guidance for fiscal 2012.

We have lowered our estimate for Canadian resource taxes and royalties from a range of $420 million to $470 million to a range of $310 million to $360 million. Recall that this is estimated for the calendar year, and then reflected in our fiscal-year guidance. The decline in our estimated Canadian resource taxes for fiscal 2012 primarily reflects the lower sales volumes we’ve had so far this calendar year, as well as our expectation that North American dealers will target minimal inventory levels at the end of the season.

In addition, brine management costs at our Esterhazy mine ran ahead of our guidance in the quarter. While inflows remain well within historical ranges, results for the quarter include higher costs associated with the introduction of advanced technologies, including horizontal drilling techniques. We plan to continue to enhance our understanding, management and mitigation of recent inflow patterns and disposal of brine removed from the mine. As a result, planned brine management costs will remain high, but decline to between $45 million and $55 million for the fourth fiscal quarter. Back to you, Jim.

Jim Prokopanko: Thanks, Larry. So while the environment was challenging in the third quarter, we’ve continued to focus on execution, on our investments, and ensuring we are positioned to take advantage of what we expect to be a much stronger fourth quarter.

For Phosphates, demand drivers are positive and we are still forecasting record shipments for 2012. While the supply side remains uncertain, we are expecting only a modest impact from Ma’aden and see the potential for a significant decline in Chinese exports.

For Potash, the recent demand pickup is broad-based. As we’ve said in the past, we expected a slow start in 2012 followed by a strong finish. And this is exactly what we are seeing today. Peak North American shipments are likely to materialize in April through May. Shipments are expected to be brisk in Brazil, Indonesia, and Malaysia through June. Production is likely to increase in response to this demand, and at the same time, producer inventories are expected to decline over the next 90 days.

During the last three months, I’ve traveled the world extensively and visited customers in our markets. And I must tell you that despite the recent lull in market activity, I remain confident about Mosaic’s opportunities, our position in the industry, and our ability to create value.

We took our Board of Directors to India. During that trip, we visited several small farming operations where we saw Indian growers using our MicroEssentials products to improve the yields of their mustard and potato crops. It was clear to me that despite the Indian government’s struggle with fertilizer incentives, the Indian growers see the value in our products. To these farmers, it is all about increasing yields and quality of the crops they produce.

On a recent trip to Argentina, I visited a large farming operation in the Humid Pampas region. It was impressive to observe these growers experimenting with fertilizer technology and application techniques, striving to improve their yields of soybeans, wheat and corn. Clearly, these growers received the message from the global grain markets to increase their production to meet ever-increasing demand.

And in travels in North America, Canadian and U.S. dealers are telling me that they are expecting an outstanding if not a record spring season.

Our products play a crucial and valued role in helping all growers to meet their goals. There is simply no getting around the world’s ever-growing need for grains and oilseeds, the role crop nutrients must play in meeting those needs and Mosaic’s superior positioning to help meet growing global demand.

With that, I would like to open it up for questions. Operator?

+++ q-and-a

Operator: Jacob Bout, CIBC.

Jacob Bout: A question on global potash demand. Have your thoughts changed at all from what you presented in Tampa, i.e., that global potash demand would be somewhere between 54 million tonnes and 56 million tonnes?

Jim Prokopanko: Good morning, Jacob. No, we haven’t changed our thinking on the outlook for potash going forward. The 54 million tonnes, 56 million tonnes range still holds.

Jacob Bout: Okay. And then maybe just moving on to pricing, with China selling at $470 a tonne, have you seen any pressure in other areas of the world like Brazil, India, or Southeast Asia, as far as a reduction on pricing?

Jim Prokopanko: Jacob, I’m going to ask Rick McLellan, our leader of our commercial operations, to address those questions — that question.

Rick McLellan: Yes, good morning. What we’ve seen in other marketplaces is more the acceptance of existing prices rather than pressure on prices. So, in Brazil there is business closing at that $530 level; that’s the published price. And we are seeing markets — other markets around the world start to move, basis that — the closure of the Chinese contract.

Operator: P.J. Juvekar, Citi.

Dan Jester: Good morning. This is Dan Jester sitting in for P.J. So if I heard you correctly, you said that India phosphate shipments are going to increase 4% next year. I was just wondering, can you update us on your India potash forecast, and maybe also talk about the timing for the PhosChem DAP contract?

Jim Prokopanko: That’s Rick McLellan’s project as well and he’ll tell you what he is up to on that.

Rick McLellan: Good. Thanks, Dan. I’ll start with India PhosChem. The last two shipments of the 2011-2012 contract are being made in March as agreed to, and we’re in negotiations now for shipments for the next contract. And discussions are underway, and we expect a kind of orderly closure in the next 60 days on that contract.

And the second question was on —? Oh, potash. Our expectations of potash — in India, we are seeing that shipments are beginning now on the product that had been held up being shipped on the old contract. And we expect an increase in potash to around 4.8 million tonnes to 5 million tonnes next year. And they are going to work through this inventory that’s going to get shipped this quarter, so it will probably be August before we see any contract negotiations begin.

Operator: Mark Connelly, CLSA.

Mark Connelly: Two questions. First, can you talk about when we should expect to see meaningful impact from the operational excellence program over the next say four quarters? Are we going to see your margins start to outpace what we are seeing across the industry in calendar 2012? And then the second question is just, I’m looking for a little clarification on the potash price guidance. I would’ve thought that the mix shift would’ve left you flat to slightly up, but you’re saying it’s going to be slightly down, so I’m just wondering if you could help us with that.

Jim Prokopanko: Well, good morning, Mark. I’m glad you’ve taken notice of the operational excellence programs, momentum project in our potash business and ROIC works. This is something we’ve been driving for the last 18 months.

And we are seeing some real transformational change in just the nature of our operations, the reliability, the safety, the productivity of our facilities. And this is now turning into some direct bottom-line impact.

I’m going to have Larry add some precision to that last part of that question.

Larry Stranghoener: Thanks, Jim. Yes, Mark, we are in fact seeing a lot of progress in phosphates. I think the phosphates team with Joc’s leadership has done a terrific job of holding cost increases flat, with the primary factor influencing our margins in the last 1.5 years being raw material cost trends, the South Fort Meade issue, and the ammonia plant outage at Faustina.

With those two issues largely behind us we should be seeing improving margins as we head into fiscal ‘13. I gave you a pretty extensive overview of the raw material cost trends that we’ll see playing out over the next quarter or two, but beyond that we think the trends should be positive for gross margins with the added benefit of the operational excellence initiatives taking hold.

In the potash business as we outlined for you at the analyst day in February, we are just getting underway. We’ve already identified some $60 million of possible improvements that we’ll begin seeing impacting the P&L as we head into fiscal 2013.

Operator: Jeff Zekauskas, JPMorgan.

Olga Guteneva: Good morning, this is Olga Guteneva; I’m sitting in for Jeff.

If you could help us with the potash price assumptions for the next quarter, I’m a little puzzled because you have prices flat to a little bit down sequentially. And North America looks like about $500 and some offshore markets say about $500. So are you expecting relatively lower domestic sales and higher sales to the lower-priced offshore markets? Or how do you get to this low range in potash?

Jim Prokopanko: Well, good morning, Olga. Thanks for asking that question, and that’s one we didn’t answer that Mark asked just before you, so Rick McLellan will address that.

Rick McLellan: Yes, good morning. On potash in our guidance, it really is about the amount of standard product that we are going to be moving compared to what we did in the — in our Q3. And that’s what the difference is. Prices we don’t see as any different, and so our netbacks are impacted by lower-priced standard product.

Operator: Elaine Yip, Credit Suisse.

Elaine Yip: So with respect to your potash volume guidance, the range seems to be a little wider than normal. Can you comment on the assumptions that drive the low end and the high end of the range?

And then, on your 2012 potash demand outlook for the year of 54 million tonnes to 56 million tonnes, you know it implies a fairly robust rest of the year. And how do you reconcile that when distributors seem to be exercising more caution and they indicate that they want to end the spring season empty, and the grain price outlook is rather uncertain. Thank you.

Jim Prokopanko: Elaine, I’ll have Rick answer the first question about the potash ranges, and then I’ll just address your question about demand.

Rick McLellan: Yes, good morning. When we looked at the ranges we have had several things that caused us to have a wider range. There are several uncertainties, given how North America will end the spring. And that’s probably the biggest thing that led to us putting a wider range in place.

The — in North America we continue to hear people want to end the season empty, so we’re going to go through a de-stocking of inventory in the system. And should that happen — the re-stocking happens earlier then we will be most definitely at the high end of our range.

Jim Prokopanko: Elaine, on that question about demand, the 54 million tonnes to 56 million tonnes — and you’re right to notice that — it’s what Rick was saying is the pipeline as being — we anticipate the pipeline in North America will be largely empty at the end of May. And what we’re seeing in our quarter, March, April, May, our fourth quarter, is March was soft, although picked up in the end of this month, seeing a noticeable tick up. And April and May will be very strong, but there is a great sense of risk avoidance by the dealers in North America, and I think that plays out around the world. Dealers don’t want to have any excess inventory or take excess price risk on inventories in a world where there is still some uncertainty about what’s happening to grain and oilseed prices.

So, the nature of the supply chain has just become much more cautionary. That doesn’t mean that there’s going to be any less use by farmers. We see the farm economics to be very, very strong in most every crop around the world. Farmers are still getting the markets signals that they have to produce maximum crops. And we anticipate that the farmers will buy, and that will bring it through the system. And we just have to be on our game, and we are. We are well-positioned. We have stocks in inventory and positioned ready for when the dealers come to the market.

Operator: Edlain Rodriguez, Lazard Capital Markets.

Edlain Rodriguez: Thank you. Good morning, guys. Just one quick question about potash cash costs. This quarter it was like what, $146. The quarter before it was $178. How should we think about 4Q?

Jim Prokopanko: Good morning, Edlain. Larry Stranghoener, our CFO, is ready to answer that question.

Larry Stranghoener: Well the biggest variable, Edlain, as you know, affecting the cash costs in the quarter would be volume. And we certainly were producing at a relatively low volume in the third quarter. We expect production volume to increase modestly in the fourth quarter. And as that happens we should see improving cash costs. And the same is true as we head into fiscal 2013. If we see global demand, as Jim just described, the 54 million tonnes to 56 million tonnes, we would expect to be operating in fiscal 2013 at fairly high operating rates, which should spell favorable trends for cash costs.

Operator: Don Carson, Susquehanna Financial.

Don Carson: Jim, a question on phosphate pricing. You’ve got lower pricing there sequentially in fiscal fourth quarter for your guidance, but two things.

One, with domestic pricing on a metric tonne equivalent being above 500, strong domestic season, and with some lag from previous quarters, I’m just wondering why the price is so low. Did you lock in some lower prices domestically through the FPD program?

Jim Prokopanko: Rick, would you take that question?

Rick McLellan: Yes, no — good morning, Don — we didn’t forward sell into this market. The biggest thing that’s going on with our guidance is we probably have more product being sold out of the River than we do out of central Florida for this time of year, and that’s pulling it down a bit.

You are right that the export price is at $500. We closed on some sales yesterday into the export market at $500. And frankly we see the opportunity for the market to strengthen from where it is today as we get demand coming stronger in North America. And there is a fair bit of pent-up demand around the world for phosphates.

Operator: Ben Isaacson, Scotiabank.

Ben Isaacson: Just two questions — could you please talk a little bit about your consignment strategy? Is this only for potash in North America or does it also include phosphate as well? And maybe just give us a little bit of an idea in terms of how much consignment product is out there in the market right now?

My second question is just understanding DeSoto mine; and is that different than Pine Level? Is Pine Level gone? I noticed there is about a 70 million tonne reserve difference between those two projects. Thank you.

Jim Prokopanko: Well, good morning, Ben. Again, Rick will speak to the consignment programs, FPD programs, that we have. Very effective programs that are an important part of having us very well-positioned and having product available when dealers — when farmers start walking into the dealers.

And then Rick McLellan — or I’m sorry, Rich Mack, our GC that leads our permitting efforts, can add some definition to your question about DeSoto versus Pine Level. Rick?

Rick McLellan: Yes, good morning, Ben. The program that we have is — separates delivery of product from pricing, and it is described as consignment; it’s not. So on a relative basis, as Jim said, it places product where it’s needed and then allows people to price basis different pricing agreements at a later date.

The — we don’t see much more inventory in place with that program than we did last year on phosphates. And, our potash program is similar to the way it’s always been. Product is moved to warehouses and people buy from there, depending on market conditions. Rich?

Rich Mack: And Ben, with respect to your question on Pine Level, the DeSoto mine is part of the Pine Level mine, and it will be in two different phases. So, the 70 million [tonne] shortfall likely would fall into the phase 2 category, and that’s why you’re recognizing it.

Operator: David Begleiter, Deutsche Bank.

James Sheehan: Hi; this is James Sheehan sitting in for David. Good morning. I have a couple of questions. Just wondering on the mix change that you identified in potash, you’ve mentioned that the potash grade mix that you’re expecting to change in Q4. I’m just wondering if there’s any outlook on geographic mix change due to the recent sign up for contract, perhaps providing optimism that demand and prices are moving higher globally?

And my second question is related to the potash production curtailment that you’ve got in place for February to May. Since you’re expecting demand to pick up in general do you expect that this curtailment will be completed in May and you’ll be resuming sort of a normalized operating rate at that point?

Rick McLellan: Good morning. It’s Rick McLellan. I’ll take that. When we talked about being more standard, I should’ve mentioned that that’s the impact of the increased shipments to China, which are — the lion’s share of which are standard.

Jim Prokopanko: And James, good morning, Jim Prokopanko — the question about the curtailment — and yes, we are — we have balanced our production to match demand; and when we see a movement into the country and looking for replenishment of those warehouse stocks we are prepared to bring up our potash operations to match that.

It doesn’t take much for us to get the potash operations back up to full production from a full stop, it’s no more than 10 days to 14 days to get into operation, so as soon as we see — get the signals that there is strong, robust draw of product we will be supplying.

Operator: Joel Jackson, BMO Capital Markets.

Joel Jackson: Thank you. Good morning. It seems like your North American potash deliveries for this fiscal year will be just over 2 million tonnes. That’s down from about 3 million — a little over 3 million tonnes in last fiscal year, which was up from a little over 2 million tonnes the fiscal year before. So what is sort of a normal run rate here for your North American potash business for volume, excluding, of course, the repartition of Esterhazy tonnes you’re going to get here?

And the second question I would ask would be you gave a little bit of guidance on what you expect to purchase for merchant rock in fiscal 2013. Maybe you can talk about longer term what your views are for purchased rock in terms of rebuilding some of your inventories, maybe extending the mine life of your Florida rock mines, and also for defending the rock market and hence the DAP and MAP market? Thanks.

Jim Prokopanko: I will address your last question first on the purchased rock and what our plan is. And then we’ll address your potash question. And I think Rick or Larry will —are looking at some data to reference that.

The purchased rock — we have always and for a long period of time have augmented our mined rock with purchases from suppliers, most typically, OCP. We intend to continue to buy from OCP, and as long as they continue to sell to us. We have a great relationship with them. They are a good supplier and we’re a good customer.

Investing in the Miski Mayo mine has allowed us to reduce the need for external rock purchases and the South Fort Meade situation, the last 1.5 years, as we waited for the permitting. We’ve had to buy more than we typically would buy either from Miski Mayo or OCP. So going forward I think we are — we intend to have a balanced source of supply buying product from OCP, sourcing from Miski Mayo.

We don’t give guidance on that, but the range you can expect is anywhere from 0.5 million tonnes of purchased rock to 1 million tonnes of purchased rock. What we like about the OCP rock is that it is a high-quality ore, high-quality rock. It serves in our blending purposes, helps with our production operations. And having the diversification of supply availability if there is other interruptions at Miski Mayo serves us well. So, I’d say in the range of 0.5 million tonnes to 1 million tonnes, now that South Fort Meade is fully operational.

The question about inventories, it served us well having a large inventory going into the South Fort Meade permitting process. A good lesson learned there, so we’ll continue to have appropriate inventories to serve again should there be any interruption from mining. I’m going to pass the question about the potash now to Rick.

Rick McLellan: Okay. Good morning, Joel. The — what you need to look at for our North American business is — on a long-term basis is somewhere between 3 — 3.5 and 3.9 for our ag business.

Now, the real question is, is, as you look at this year we need to focus on the fact that there is inventory out there. People are going to buy kind of hand to mouth as we go forward. And, they will end this season — so, looking at this year as an example they’ll end this season at relatively low inventory levels, so, be careful of looking at this year as an example of what a long-term run rate would be.

Operator: Vincent Andrews, Morgan Stanley.

Ted Drangula: This is Ted Drangula in for Vincent. I guess following up on your potash volume guidance or continuing to get into fiscal 2013, would you expect a stronger than usual June timeframe or June through August timeframe?

And then does the — I guess the other thing I’m trying to connect is does your 54 million tonne to 56 million metric tonne global volume guidance — does that include a re-stocking by dealers at some point during the year? Or how else do we get to a sort of flattish number in calendar 2012 versus calendar 2011 if there isn’t a re-stocking effect and we have 3 to 5 months of the year so far at well below year-ago levels?

Jim Prokopanko: Good morning, Ted. The question about what’s going to happen in June, July, August, that’s some of the uncertainty that we are facing. And right now we are at Mosaic into a budgeting process, and it is devilishly difficult to forecast what’s going to happen once the crop is planted. Are we going to have 94 million acres? Are we going to have 97 million acres? Are you going to have trend line yields, above trend line, or something more like last year, well below trend-line yields on corn? And that is all going to contribute to — and how the crop comes out of the ground — will contribute to market sentiment by dealers.

So, June, I am not anticipating in North America that we are going to have all that information yet, but if it’s off to a difficult start for farmers in North America and we see stronger commodity prices I think there’s going to be pressure building to load up on potash and phosphates.

And if we see a bumper crop coming there might be a little more caution by dealers to just see how this crop plays out; what the grain — and at the end what the grain price is going to be for the coming year.

So, that’s the tough part — June, July, August. But we know that they may delay but they can’t completely avoid having to load up with both potash and phosphate. Rick, I’ll ask you to add some color to that, perhaps internationally and other insights you have.

Rick McLellan: Yes, I think the key take away is that people will de-stock, but it’s not if; it’s when they restock during this calendar year. And so if you look around the world, we see demand very strong in Brazil. When soybean prices are where they are today, growers there in the last three weeks it appears have bought about 3 million tonnes of blends for this fall’s application season for their planting. And, that has done a lot to bring them back to the market looking for both phosphates and potash. So it’s going to take a driver like that to make it come, but that demand will come.

Jim Prokopanko: Ted, I’ll just add in general, this is going to be a slow start to the year unless there is some great surprise in the planting season. Although it’s going to be a slow start, it’s going to be a strong finish through the balance of our 2012. The product has to get onto these fields to grow the kind of crops that are being demanded by the world. There is no way to avoid it. So maybe you don’t buy it now, but they're going to buy it later and we’re prepared to serve that.

Operator: Michael Piken, Cleveland Research.

Michael Piken: Hi. I was hoping that we could get a little bit more specific color. You mentioned in your prepared remarks about — that you think there will be a relatively limited impact from the Ma’aden ramp up and potentially reduced Chinese phosphate exports. And I was wondering if you could potentially quantify that a little bit more specifically. Thanks.

Jim Prokopanko: Good morning, Michael. What we have been doing over the last six months is, we anticipate the Ma’aden start up and look at what they will be bringing to market. We’ve been bringing our number down, largely on the basis that we just have not seen a large bump in supply from Ma’aden. So our forecast is, started at about 2 million tonnes for this calendar year, and we think it’s going to be now 1.5 million tonnes to 2 million tonnes. So, they’ve got a lot to bring to market to hit the 2 million tonnes. It just has not been showing up as a competitive factor in the phosphate market, but they will eventually get there. If not in 2012, maybe 2013 they will get up to full production.

In China, the recent developments that we’ve been assessing that we see reduction of Chinese exports of DAP, MAP, TSP. And we’ve quantified that that reduction from our earlier estimates, down from I think it was 5 million tonnes was what we anticipated, what they exported last year. And this year we see that being closer to 4 million tonnes, unless one of my colleagues wants to correct me on that. But I expect 4 million tonnes.

Rick McLellan: Yes, Jim, just the amount down is correct. It’s 6.6 million tonnes to 5.6 million tonnes.

Jim Prokopanko: To 5.6 million tonnes; all right.

Operator: Andy Cash, UBS.

Andy Cash: Yes, I was just curious if you could give us a little more granularity around the restoration of ops at South Fort Meade. I think at investors day you were talking about starting up a drag line; the first one I’ve been wondering about this time, and then maybe another six weeks a second, another six weeks bringing it back to full production. So I was just curious now that timeline is working and also if you could, once you restore Fort Meade all the way back to 100%, what are your plans for production at Wingate and Four Corners?

Jim Prokopanko: Good morning, Andy. I’m going to have Joc O’Rourke, leader of our operations and supply chain operations, to address your question.

Joc O’Rourke: Andy, Joc O’Rourke here. Yes, your timeline is pretty much correct. We just got final approval from the District Court this week, as we said in our release. So it will take us about two weeks to get the first drag line in place and producing. Another six weeks after that we’ll have a second drag line in place and producing. So in our first fiscal quarter of 2013, we will be fully operational.

In terms of your question about Wingate and Four Corners, we fully intend to run those as hard as we are running those now until at least we have what we would call comfortable inventory levels in our phosphate operations. Thanks.

Operator: Lindsay Drucker Mann, Goldman Sachs.

Lindsay Drucker Mann: Just a quick question on — we talk about the fact that we’ve had a sluggish start to the year and that when North American demand really picks up we should start to see improved dynamics in phosphates. But to your point, Jim, we are getting some early application, even a little bit of corn already planted in Illinois.

I’m just curious what the holdup is and why we aren’t seeing more phosphate move already in light of the great economics, the large planting, and the early weather window?

Jim Prokopanko: Thanks, Lindsay. A good question. In spite of these unseasonably warm conditions and even in Minneapolis, we —where normally we would have still a foot or two feet of snow to get rid of, on Sunday we’re going to have back up to 80 degree temperatures. That’s — farmers have been around long enough to know that that can change rapidly.

So, one hesitation by farmers, why they wouldn’t be planting more heavily today, is there could still be an early-season frost. And you plant a crop now, you get the moisture — good soil warm moist soil conditions, you get a crop up, the corn is up or beans are up and then you get a frost and you lose it and then you have to replant. So that’s a very real risk.

The other piece is that crop insurance in some of the Midwest states doesn’t really kick in I believe till early April. And farmers aren’t going to plant until they are good and sure there’s not going to be an early-season frost, nor are they going to plant outside of the crop insurance window. So it will come. This is still very early and the farmers are going to be well prepared, ready to go, on the first day that it’s reasonable to do so.

Operator: Mark Gulley, Gulley & Associates.

Mark Gulley: You referenced that these ‘12 corn contract in your prepared remarks and you’ve also talked about favorable planting conditions. I wonder — I don’t know if Dr. Rahm is in the room, but what is his view on farm pricing for corn for this year, and how it might differ from what the market is telling us in terms of the E12 contract. Thank you.

Jim Prokopanko: Mark, Good morning. And Mike, like half the analysts on the — that are listed on this call are on vacation it appears, so Mike can’t be with us today.

A lot to be played out in this going forward. You see ranges of 94 million acres forecast on corn, to, I’ve seen some as high as 97 million. Then you see yield estimates that could be sub 160 bushels per acre] to, I’ve seen one as high as 167 bushels per acre]. And, our view is that, depending on the size of the yields, mostly, will drive prices. So we think the $5.00 — $5.00 to $5.50 range, given trend-line yields — and where our trend on corn is 161 BPA — bushels per acre — and we’re forecasting approximately 94 or 94.5 million acres. And I think we’ll be able to sustain prices above $5.00.

Now when you start getting into these higher corn acres, 94 million to 97 million acres, these last anywhere from five to maybe as high as 10 million acres aren’t prime corn-growing land. You’re starting to bring in land that farmers either hadn’t previously had under cultivation or they are going to corn on corn, or corn on corn on corn, which poses risks in that. So, at a 97 million or 94 million acre crop, I think it’s going to be, and I think Mike shares this view, a real challenge to beat trend-line yields when you’re bringing in every acre that you have available that you can plant something in.

At the same time we’re far from done. We need soybean acres planted as well. So you get pressure to go to 97 million acres of corn. Soybeans are going to fight back, and you’re going to see those bean prices go up and take away from corn. So we are not anticipating, short of a bumper crop — above trend-line yields — we’re not seeing corn prices slip below $5.00.

Operator: Kevin McCarthy, Bank of America.

Chris Perella: This is Chris Perella filling in for Kevin. I just wanted to ask, the inventory builds for potash that you had done for the fiscal third quarter, how long do you plan, or what’s the timeframe for running that down back to more normal levels?

And then for the MicroEssentials, can you remind me how much capacity you are adding and what your operating rate for MicroEssentials has been?

Jim Prokopanko: Good morning, Chris. Those are two good questions for Rick McLellan to address.

Rick McLellan: The inventory build that we’re seeing on potash is, we expect that to be drawn down over the last 90 days. And frankly, when we went into the third quarter, we had relatively low inventories, and we realized that we had to build them up to meet the demand. You can’t sell out of an empty warehouse. And I’ll ask Joc O’Rourke to step in and cover the question on MicroEssentials production.

Joc O’Rourke: Hi, Chris. MicroEssentials — we are expanding at our Louisiana plant. We’re adding 600,000, approximately, tonnes of capacity in Louisiana. And perfectly timed question — yesterday the first production came off that line. So, we should have a capacity of slightly over 2 million tonnes of MicroEssentials if and when the market needs it. Yes, and so far we’ve sold basically everything we have produced.

Jim Prokopanko: Okay. We have time for one more question.

Operator: Charles Neivert, Dahlman Rose.

Charles Neivert: Just a quick question — if you guys move back into South Fort Meade and start taking more rock out of South Fort Meade, and obviously the mix of rock that you’re going to send to your plants is going to change, is that going to have any — at least for a period of time — a cost impact as you sort of change rock inputs? I mean obviously rock is a little different from place to place, so is there an adjustment that you’re going to have to do in the phos-acid and the DAP plants? And is there a cost involved that we should be aware of?

Jim Prokopanko: Good morning, Charles. Joc is ready to answer that question.

Joc O’Rourke: Thanks, Charles. Yes, certainly there is a slight differences between the different rocks from the different mines, but nothing material. If anything, South Fort Meade has historically been a very good cost operation and so what we will see is, as we put more of our own rock and less purchase rock through our plants we’ll certainly see our costs come down slightly.

Jim Prokopanko: Thanks, Joc. And with that, we are going to conclude. Everybody, have a great and safe spring season. We are going to have an outstanding year ahead of us, and we are ready for it. Thank you very much.

Operator: Ladies and gentlemen, that does conclude our conference today. You may all disconnect, and thank you for participating.